[LETTERHEAD OF RATZKOVOSKY FRIED MANDOLA]

                         REPORT OF INDEPENDENT AUDITORS

                             To the Shareholders of
                               GALIL MEDICAL LTD.

      We have audited the accompanying consolidated balance sheets of Galil Medical Ltd. - a company in the development stage (hereinafter the "Company") and its subsidiary as of December 31, 1998, the balance sheets of the Company as of December 31,1998 and 1997, the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31,1998 and the related statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Israeli Auditors' Regulations (Mode of Performance), 1973 which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, either originating within the financial statements themselves, or due to any misleading statement included therein. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The aforementioned financial statements have been prepared on the basis of the historical cost convention, adjusted to reflect the changes in the general purchasing power of the Israeli currency - on the basis of the changes in the exchange rate of the U.S. Dollar - in accordance with the opinions of the Institute of Certified Public Accountants in Israel. Condensed nominal Israeli currency data, on the basis of which the adjusted financial statements of the Company were prepared, is presented in Note 21.

      In our opinion, based on our audits, the financial statements referred to above - consolidated and company - present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 1998 and the Company as of December 31, 1998 and 1997, the consolidated results of their operations, changes in shareholders' equity and cash flows for the year ended December 31, 1998, and the results of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles in Israel. As applicable to the Company's financial statements, accounting principles generally accepted in the United States and in Israel are substantially identical in all material aspects (which differ in certain respects from those followed in the United States - see Note 20 to the consolidated financial statements).

      Without qualifying our opinion, as above, we would like to bring to your attention that the Company is in the development stage, whereby its principal activity in this period is the development of a system for the performance of cryomedical treatments by means of freezing and/or thawing tissues, and the Company has not yet derived significant revenues from the sale of said products.


/s/ RATZKOVSKY FRIED MANDOLA & CO.

RATZKOVSKY FRIED MANDOLA & CO.                                  Haifa, Israel
Certified Public Accountants (Israel)                           January 12, 1999